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                                                               EXHIBIT 21
                    SUBSIDIARIES OF WILLIAMS-SONOMA, INC.
                     AS OF FISCAL YEAR END FEBRUARY 1, 1998


Subsidiary Name                              State/Date of Incorporation
---------------                              ---------------------------
Williams-Sonoma Stores, Inc.                 California, October 29, 1984


Gardener's Eden, Inc.                        California, October 29, 1984


The Pottery Barn East, Inc.                  California, August 18, 1986


Hold Everything, Inc.                        California, September 30, 1986


Chambers Catalog Company, Inc.               California, February 1, 1995